Exhibit 23.1

                     (Vitale letterhead)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm for BayCorp Holdings, Ltd. (the "Company"), we hereby consent to the inclusion of our report dated February 11, 2005 (except for the matters discussed in Note 1 and Note 8 to the Company's financial statements as to which the date is March 16, 2005) in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and to the incorporation by reference of our report in the company's previously filed (i) Registration Statement on Form S-3 (File No. 333-24281), (ii) Registration Statement on Form S-8 (File No. 333 -24269), (iii) Registration Statement on Form S-8 (File No. 333-42016), and (iv) Registration Statement on Form S-8 (File No. 333-71976).



/s/ VITALE, CATURANO & COMPANY LTD.



Boston, Massachusetts
March 30, 2005